Exhibit 99

NEWS RELEASE
TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES SECOND QUARTER 2011 EARNINGS

Honesdale, PA, July 20, 2011/ Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported 2011 second quarter earnings of $1,666,000, an increase of $481,000 or 40.6% over the same quarter of the previous year. The primary component of additional earnings was a reduction in interest expense of $683,000 or 34.1% in the second quarter of 2011 as compared to the same period of 2010.  Earnings per share were $1.04 for the three months ended June 30, 2011, representing an increase of 40.5% over the same period in 2010.

Year to date net income for 2011 was $2,936,000, 28.4% greater than the income earned for the first half of 2010. This level of net income provided a return on average assets of 1.08% and a return on average shareholders’ equity of 11.35% for the first six months of 2011, an increase of 30.1% and 20.2%, respectively, over earnings for the first half of 2010.  Dimeco’s Board of Directors declared dividends totaling $.72 per share for the first half of 2011, producing a dividend yield of 4.11% at the market price of $35.00 per share at June 30, 2011.

Total assets were $560,496,000 at June 30, 2011, a slight increase from one year earlier. During the period loans expanded by $25,171,000 or 6.2%, over balances of a year earlier.  Total deposits at June 30, 2011 were $451,695,000, a decline of $11,112,000 or 2.4% from balances at June 30, 2010.  Balances of noninterest-bearing deposits increased $6,468,000 or 13.6% while balances of interest-bearing deposits decreased due to the maturity of higher costing certificates of deposit during the year.  Shareholders’ equity also grew by 7.9% to $53,164,000 at June 30, 2011, resulting in a 9.49% ratio of stockholders’ equity to assets.

Gary C. Beilman, president and chief executive officer of The Dime Bank, reported, “Once again our financial performance has received national recognition. In the June 2011 edition of “US Banker” magazine, Dimeco, Inc. has been listed in the top 200 community banks in our country based on a three-year return on average equity. This distinction marks the fifth straight year of our inclusion in this list. Despite this encouraging news, we will not become complacent. Attention to our loan portfolio is an on-going process and our efforts are directed toward success and building an even stronger institution.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne County and Pike County in Pennsylvania and Sullivan County in New York.  The Bank offers a full array of financial services ranging from traditional products to electronic banking and wealth management services. For more information on The Dime Bank, visit www.thedimebank.com.

Source: Dimeco, Inc. / Contact:  Deborah L. Unflat

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

	For the three months ended June 30,		For the three months ended June 30,
(in thousands, except per share)	2011	2010	2011	2010
Interest Income
Interest and fees on loans	$5,515	$5,450	$10,960	$10,931
Investment securities:
Taxable	320	376	610	672
Exempt from federal income tax	303	258	593	514
Other	14	24	29	36
Total interest income	6,152	6,108	12,192	12,153

Interest Expense
Deposits	1,066	1,707	2,205	3,503
Short-term borrowings	38	51	61	76
Other borrowed funds	214	243	433	500
Total interest expense	1,318	2,001	2,699	4,079

Net Interest Income	4,834	4,107	9,493	8,074

Provision for loan losses	275	330	700	580

Net Interest Income After Provision for Loan Losses	4,559	3,777	8,793	7,494

Noninterest Income
Service charges on deposit accounts	257	349	528	692
Mortgage loans held for sale gains, net	66	45	148	95
Investment securities losses	(26)	(6)	(28)	(6)
Brokerage commissions	157	253	338	391
Earnings on bank-owned life insurance	109	104	217	210
Other income	415	348	718	672
Total noninterest income	978	1,093	1,921	2,054

Noninterest Expense
Salaries and employee benefits	1,843	1,720	3,620	3,394
Occupancy expense, net	265	272	571	577
Furniture and equipment expense	113	121	218	239
Professional fees	183	201	493	353
Data processing expense	178	168	357	355
FDIC insurance	122	184	311	361
Other expense	658	593	1,389	1,180
Total noninterest expense	3,362	3,259	6,959	6,459

Income before income taxes	2,175	1,611	3,755	3,089
Income taxes	509	426	819	802

NET INCOME	$1,666	$1,185	$2,936	$2,287

Earnings per Share - basic	$1.04	$.74	$1.84	$1.44
Earnings per Share - diluted	$1.04	$.74	$1.84	$1.44

Average shares outstanding - basic	1,598,218	1,596,768	1,598,218	1,585,996
Average shares outstanding - diluted	1,599,205	1,598,818	1,599,739	1,586,468

DIMECO, INC.
CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)
June 30,	2011	2010
Assets
Cash and due from banks	$7,240	$6,519
Interest-bearing deposits in other banks	2,157	14,785
Total cash and cash equivalents	9,397	21,304

Mortgage loans held for sale	80	-
Investment securities available for sale	87,272	103,851

Loans (net of unearned income of $10 and $53)	432,961	407,790
Less allowance for loan losses	7,343	6,635
Net loans	425,618	401,155

Premises and equipment	10,239	10,637
Accrued interest receivable	1,927	1,909
Bank-owned life insurance	9,871	9,359
Other real estate owned	4,192	1,111
Prepaid FDIC insurance	1,313	1,972
Other assets	10,587	8,963

TOTAL ASSETS	$560,496	$560,261

Liabilities
Deposits:
Noninterest-bearing	$53,947	$47,479
Interest-bearing	397,748	415,328
Total deposits	451,695	462,807

Short-term borrowings	33,157	22,850
Other borrowed funds	18,596	21,487
Accrued interest payable	614	960
Other liabilities	3,270	2,906

TOTAL LIABILITIES	507,332	511,010

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,652,318 and 1,650,868 shares issued	826	825
Capital surplus	6,273	6,134
Retained earnings	46,962	43,455
Accumulated other comprehensive income	1,170	904
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)

TOTAL STOCKHOLDERS' EQUITY	53,164	49,251

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY	$560,496	$560,261

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)					% Increase
	2011		2010		(decrease)
Performance for the six months ended June 30,
Interest income	$12,192		$12,153		.3%
Interest expense	$2,699		$4,079		(33.8%)
Net interest income	$9,493		$8,074		17.6%
Net income	$2,936		$2,287		28.4%

Shareholders' Value (per share)
Net income - basic	$1.84		$1.44		27.8%
Net income - diluted	$1.84		$1.44		27.8%
Dividends	$.72		$.72		-
Book value	$33.26		$30.84		7.8%
Market value	$35.00		$38.00		(7.9%)
Market value/book value ratio	105.2%		123.2%		(14.6%)
*Price/earnings multiple	9.5	X	13.2	X	(28.0%)
*Dividend yield	4.11%		3.79%		8.4%

Financial Ratios
*Return on average assets	1.08%		.83%		30.1%
*Return on average equity	11.35%		9.44%		20.2%
Shareholders' equity/asset ratio	9.49%		8.79%		8.0%
Dividend payout ratio	39.13%		50.00%		(21.7%)
Nonperforming assets/total assets	3.83%		2.94%		30.3%
Allowance for loan loss as a % of loans	1.70%		1.63%		4.3%
Net charge-offs/average loans	.26%		.05%		420.0%
Allowance for loan loss/nonaccrual loans	58.0%		57.5%		.9%
Allowance for loan loss/non-performing loans	42.6%		43.3%		(1.6%)

Financial Position at June 30,
Assets	$560,496		$560,261		-
Loans, net of unearned	$432,961		$407,790		6.2%
Deposits	$451,695		$462,807		(2.4%)
Stockholders' equity	$53,164		$49,251		7.9%

* annualized

July 2011

Dear Shareholders:

It is with pleasure that I make this report of Dimeco, Inc. as of June 30, 2011.  As you read through this report you will note numerous positive trends.  Compared to the same quarter last year, net income is up over 28%, our return on average assets has increased by 30%, and our return on average equity has grown by 20%.  From your direct perspective as a shareholder, I am very pleased to inform you that both book value and stockholders’ equity are each up almost 8%.  Additionally, our dividend yield of 4.11% compares favorably to our peer group.

Attention to our loan portfolio is an on-going process.  Lending personnel continue to work diligently with those borrowers who have been challenged during these trying economic times.  Our efforts are primarily directed toward the collection of delinquent payments and the reduction of nonaccrual credits.  We are making progress, but there is more to do. Regarding other real estate owned, we have an executed agreement of sale on one piece  and legal counsel on both sides are working on the final draft of another sales agreement.  We anticipate that the sale of these two properties, which comprise 90% of other real estate owned assets, will take place very shortly.

In an effort to enhance the value of your investment relationship, I am thrilled to inform you that we are re-introducing the stock purchase option within our dividend reinvestment plan.  On a quarterly basis you will now have the opportunity to purchase additional shares of Dimeco, and to do so conveniently and without incurring brokers’ commissions.  More information about this program is being sent to you under separate cover.

Once again our financial performance has received national recognition.  In the June 2011 edition of “US Banker” magazine, Dimeco, Inc. has been listed in the top 200 community banks in our country based on a three-year return on average equity.  This distinction marks the fifth straight year of our inclusion in this list.

Despite this encouraging news, we will not become complacent.  We fully recognize that our country’s sluggish economy will present further challenges.  Throughout these times we want you to know that all of our efforts will remain directed towards success and building a stronger institution.

We thank you for your investment and continued loyalty, and as always, we welcome your comments and questions.

Sincerely,

/s/ Gary C. Beilman

Gary C. Beilman
President and Chief Executive Officer